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                                                                    Exhibit 4.1

                         SERIES B CONVERTIBLE PREFERRED STOCK

     The designation, powers, preferences and rights of the Series B Convertible Preferred Stock of IGEN International, Inc. (the "Company") are as follows:


I.   DESIGNATION AND AMOUNT.

     The designation of this series, which consists of twenty-five thousand (25,000) shares of preferred stock, par value $.001 (the "Preferred Shares"), is the Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the face amount shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

II.  CONVERSION.

     A. Right to Convert. Subject to the limitations contained in paragraph G below, a holder of Preferred Shares (a "Holder") shall have the right to convert such Preferred Shares at any time and from time to time on or after the Initial Conversion Date (as defined below) into fully paid and non-assessable shares (the "Conversion Shares") of the Company's Common Stock, $.001 par value (the "Common Stock"), in accordance with the terms hereof (a "Conversion"). As used herein, "Initial Conversion Date" means the ninetieth (90th) day following the Issue Date and "Issue Date" means the date on which the Preferred Shares are issued pursuant to the Purchase Agreement by and among the Company and the purchasers (the "Purchasers") named therein (the "Purchase Agreement").

     B. Conversion Notice. In order to convert Preferred Shares, the Holder thereof shall send by facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which the Holder wishes to effect such Conversion (the "Conversion Date"), to the Company and to its designated transfer agent for the Common Stock (the "Transfer Agent") (i) a notice of conversion stating the number of Preferred Shares to be converted (a "Conversion Notice") and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted. The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Company. The Company shall issue a new certificate for Preferred Shares in the event that less than all of the Preferred Shares represented by a certificate delivered to the Company in connection with a Conversion are converted. Upon receipt of a Conversion Notice, the Company shall calculate the amount of dividends which have accrued on such Preferred Shares as provided herein up to and including the Conversion Date, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such Conversion, and shall promptly submit such information to the Transfer Agent. In the case of a dispute as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within two (2) business days of receipt of such Holder's Conversion Notice. The Company shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than two (2) business days following the day on which it received the disputed calculations. Such accountant's



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calculation shall be deemed conclusive absent manifest error.  The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

     C. Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be equal to (A) the aggregate Stated Value of the Preferred Shares being converted divided by (B) the Conversion Price. Subject to adjustment as provided in Section III below, the "Conversion Price" shall be equal to $13.96.

     D. Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice pursuant to paragraph B above, the Company shall, no later than the close of business on the third (3rd) business day following the Conversion Date set forth in such Conversion Notice (the "Delivery Date"), issue and deliver or cause to be delivered to the Holder certificates representing the number of Conversion Shares as shall be determined as provided in paragraph C above. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be rounded up or down to the nearest whole number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as the sale of such Conversion Shares by the Holder is covered by a registration statement which has been filed and declared effective pursuant to the terms of the Registration Rights Agreement by and among the Company and the Purchasers (the "Registration Rights Agreement") or may be made pursuant to Rule 144(k) under the Securities Act or any successor rule or provision.

     E. Failure to Deliver Conversion Shares. In the event that the Company fails for any reason to deliver to a Holder the number of Conversion Shares issuable upon conversion of the Preferred Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "Conversion Default"), and such Conversion Default continues for longer than five (5) business days, the Company shall pay to the Holder cash payments ("Conversion Default Payments") in the amount of (i) (N/365) multiplied by (ii) the Stated Value of the Preferred Shares represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law, where "N" equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the earlier to occur of (A) the date on which all of such Conversion Shares are issued and delivered to such Holder and (B) the date on which such Preferred Shares are redeemed pursuant to the terms hereof. Cash amounts payable hereunder shall be paid on or before the fifth (5th) business day of the calendar month following the calendar month in which such amount has accrued. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

     F. Mandatory Conversion. On the date which is five (5) years following the Issue Date (the "Maturity Date"), so long as the Common Stock shall be designated for quotation on the Nasdaq


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National Market system or listed on the New York Stock Exchange or American
Stock Exchange, and actively traded thereon, all Preferred Shares then outstanding shall be automatically converted into the number of shares of Common Stock equal to the Stated Value of such shares divided by the Conversion Price then in effect (a "Mandatory Conversion"), and the Maturity Date shall be deemed the Conversion Date with respect to such Mandatory Conversion. If a Mandatory Conversion occurs, the Company and the Holder shall follow the procedures for Conversion set forth in this Section II; provided, however, that the Holder shall not be required to send the Conversion Notice contemplated by paragraph B above.

     G.   Limitations on Right to Convert.

          1. In no event shall a Holder be permitted to convert any Preferred Shares in excess of that number of such shares upon the Conversion of which the number of Conversion Shares to be issued pursuant to such Conversion, when added to the number of shares of Common Stock issued pursuant to all prior Conversions of Preferred Shares and issuances of Dividend Payment Shares, would exceed 19.99% of the number of outstanding shares of Common Stock on the Issue Date (subject to equitable adjustments from time to time for the events described in Section III below) (the "Cap Amount"), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by NASD Rule 4460 (or any other similar rule or regulation) for issuances of Common Stock in excess of such amount; provided, however that it is understood and agreed that any Holder which has converted Preferred Shares into a number of Conversion Shares that equals or exceeds such Holder's Allocation Amount (as defined below) shall have the right to require the Company, upon written notice to such effect, to seek such stockholder approval as soon as practicable (but in no event later than forty-five (45) days) following the Company's receipt of such notice. Until such approval is obtained, no Purchaser (as defined in the Purchase Agreement) shall be issued, upon Conversion of Preferred Shares, Conversion Shares in an amount greater than the product of (A) the Cap Amount times (B) a fraction, the numerator of which is the number of Preferred Shares purchased by such Purchaser pursuant to the Purchase Agreement and the denominator of which is the aggregate number of Preferred Shares purchased by all of the Purchasers pursuant to the Purchase Agreement (the "Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer all or any of its Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Allocation Amount and shall be similarly bound. In the event that any Holder shall convert all of the Preferred Shares held by it into a number of Conversion Shares which, in the aggregate, is less than such Holder's Allocation Amount, then the difference between such Holder's Allocation Amount and the number of Conversion Shares actually issued to such Holder shall be allocated to the respective Allocation Amounts of the remaining Holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder relative to the aggregate number of Preferred Shares then outstanding.

          2. Except with respect to a Holder which indicates that it elects not to be bound by the provisions of this subparagraph 2 on the signature page of the Purchase Agreement executed by such Holder, in no event shall any Holder be permitted to convert Preferred Shares in excess of that number of such shares upon the Conversion of which (x) the number of shares of Common Stock


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beneficially owned by such Holder (other than shares of Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this subparagraph 2) plus (y) the number of shares of Common Stock issuable upon the Conversion of such Preferred Shares is equal to or exceeds (z) 4.99% of the number of shares of Common Stock then issued and outstanding. Nothing contained herein shall be deemed to restrict the right of a Holder to convert such excess number of Preferred Shares at such time as such Conversion will not violate the provisions of this subparagraph (2). To the extent that the limitation contained in this subparagraph 2 applies, the determination of whether Preferred Shares are convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be such Holder's determination that the Preferred Shares described therein are convertible hereunder.

     H. "Trading Day" shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market or on the principal securities exchange or market on which the Common Stock is then traded.

III. ADJUSTMENTS TO CONVERSION PRICE.

     A. Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If prior to the Conversion of all of the Preferred Shares, (i) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification, the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price (as defined below) thereof or other similar event, the Conversion Price shall be proportionately reduced, or (ii) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof. The "Current Market Price" per share of Common Stock on any date shall be the average of the closing sale prices for the Common Stock as reported by Nasdaq, or by the principal securities market on which the Common Stock is then traded, on the five (5) consecutive Trading Days selected by the Company not later than the earlier of the date in question and the Trading Day immediately prior to the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "'ex' date", when used with respect to any issuance or distribution, means the first Trading Day on which the Common Stock trades regular way in the market from which such average closing price is then to be determined without the right to receive such issuance or distribution. In the absence of one or more such quotations, the Company shall determine the current market price on the basis of such quotations as it considers appropriate.

     B. Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the Preferred Shares, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then each such Holder shall thereafter have the right to receive upon Conversion


                                      -4-
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of the Preferred Shares held by it and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets (the "Change of Control Consideration"), if any, which such Holder would have been entitled to receive in such transaction had such Preferred Shares been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this paragraph B unless (i) it first gives to the Holder no less than twenty (20) days' prior written notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate, including the terms of this paragraph B. Notwithstanding the provisions of paragraph II.A. above, in the event that the Company delivers a notice of a merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event to each Holder which specifies an effective date therefor which is prior to the Initial Conversion Date, each Holder shall have the right to convert, from time to time following the delivery of such notice to such Holder, any or all of the Preferred Shares held by it, so that such Holder shall be entitled to receive the Change of Control Consideration with respect to any Conversion Shares which it received pursuant to a Conversion occurring prior to such effective date.

     C. Distribution of Assets. If, prior to the Conversion of all of the Preferred Shares, the Company shall declare or pay any dividends to holders of Common Stock, or declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in cash or shares of capital stock of a subsidiary of the Company (collectively, a "Distribution"), then, upon a Conversion by the Holder occurring after the record date for determining shareholders entitled to such Distribution but prior to the effective date of such Distribution, each Holder shall be entitled to receive the amount of such assets which would have been payable to such Holder had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. The Company shall deliver written notice of any Distribution to each Holder no less than twenty (20) business days prior to the effective date thereof. Notwithstanding the provisions of paragraph II.A. above, in the event that the Company delivers a notice of a Distribution to the Holders which specifies an effective date therefor which is prior to the Initial Conversion Date, each Holder shall have the right to convert, from time to time following the delivery of such notice to such Holder, any or all of the Preferred Shares held by it, so that such Holder shall be entitled to receive such Distribution with respect to any Conversion Shares which it received pursuant to a Conversion occurring prior to such effective date.

     D. No Fractional Shares. If any adjustment under this Section III would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be rounded up or down to the nearest whole number of shares.


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IV.  DIVIDENDS.

     A. Dividends; Stock Payment Option. Each Holder of Preferred Shares shall be entitled to receive, to the extent permitted by applicable law, subject to the prior, full payment of any accumulated and unpaid dividends on any class or series of Senior Securities (as defined below) and in preference to the payment of any dividend on any class or series of Junior Securities (as defined below), cumulative dividends ("Dividends") on each Preferred Share in an amount equal to, on an annualized basis, the Stated Value of such Preferred Share times 7.75%, compounded annually. Dividends shall accrue and be payable, whether or not earned or declared, on each Preferred Share from the Issue Date through the earlier to occur of (A) the Maturity Date (as defined below) and (B) the redemption or conversion thereof in accordance with the terms hereof. Accrued Dividends on a Preferred Share shall be payable on each Conversion Date (as defined below), on the Maturity Date (as defined below) and on any Mandatory Redemption Date or Optional Redemption Date (as defined below) (each, a "Dividend Payment Date"). If, on any date, Dividends on any outstanding Preferred Shares have not been paid with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set apart with respect to any Junior Securities on or after such date. Dividends shall be paid either in cash or, at the option of the Company (the "Stock Payment Option"), and subject to the satisfaction of the conditions set forth in paragraph B below (the "Stock Payment Conditions"), in shares (the "Dividend Payment Shares") of the Common Stock. Cash Dividends shall be paid to each Holder within five (5) Business Days following the applicable Dividend Payment Date by delivering immediately available funds to such Holder in accordance with such Holder's wiring instructions. Any amount of Dividends payable in cash which is not paid within five (5) Business Days of the applicable Dividend Payment Date shall bear interest at an annual rate equal to the lower of (x) the "prime" rate (as published in the Wall Street Journal) on such fifth Business Day plus three percent (3%) and (y) the highest rate permitted by applicable law, for the number of days elapsed from such Dividend Payment Date until such amount is paid in full (the "Default Interest Rate").

     B. Conditions to Stock Payment Option. If the Company wishes to exercise the Stock Payment Option, it may do so only if each of the following conditions has been satisfied as of the relevant Conversion Date:

          1. the number of shares of Common Stock authorized, unissued and unreserved for all other purposes, or held in the Company's treasury, is sufficient to pay 125% of the aggregate number of (x) Conversion Shares issuable upon the conversion in full of the Preferred Shares and (y) the number of Dividend Payment Shares issuable pursuant to such option;

          2. the Dividend Payment Shares are authorized for quotation on the Nasdaq National Market or for listing or quotation on any other national securities exchange or market on which the Common Stock may be listed;


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

          3. the Registration Statement (as defined in the Registration Rights Agreement) is effective and available for the sale of the Dividend Payment Shares by the Holder or such shares may be sold to the public pursuant to Rule 144(k);

          4. a Mandatory Redemption Event (as defined herein) has not occurred or be continuing; and

          5. the Company has delivered to each Holder a certificate, signed by an executive officer of the Company, setting forth:

               - the amount of the Dividend to which such Holder is
                 entitled and, if not the same, the amount of such payment to be made in Dividend Payment Shares;

               - the number of Dividend Payment Shares to be delivered in payment of such Dividends, and the calculation therefor;
                 and

               - a statement to the effect that all of the conditions set forth in sub-paragraphs 1-4 above have been satisfied.

     C. Delivery of Dividend Payment Shares. Upon exercise of the Stock Payment Option, the Company shall deliver to each Holder, on or before the third
(3rd) Business Day following the applicable Dividend Payment Date (the "Dividend Payment Share Delivery Date"), the aggregate number of whole Dividend Payment Shares that is determined by dividing (x) the amount of the Dividend to which such Holder is entitled as of such Dividend Payment Date with respect to all of such Holder's Preferred Shares by (y) the applicable Conversion Price on such Dividend Payment Date. No fractional Dividend Payment Shares shall be issued; the Company shall, in lieu thereof, either issue a number of Dividend Payment Shares which reflects a rounding up to the next whole number of shares or pay such amount in cash. Dividend Payment Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company.

     D. Failure to Deliver Dividend Payment Shares. In the event that the Company fails for any reason to deliver to a Holder the appropriate number of Dividend Payment Shares on or before the third (3rd) Business Day following the applicable Dividend Payment Share Delivery Date, the Company shall, upon written notice by such Holder, immediately pay the amount of the Dividend in cash, together with interest at an annual rate equal to the Default Interest Rate on such unpaid amount accruing daily from the applicable Dividend Payment Date until the date on which such amount is paid. Each Holder shall have the right to pursue actual damages for the Company's failure to issue and deliver Dividend Payment Shares on the Dividend Payment Share Delivery Date for a Dividend, including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving Dividend Payment Shares, such damages to be in an amount equal to
(A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) (i) the aggregate amount of net

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proceeds, if any, received by such Holder from the sale of the Dividend Payment
Shares issued by the Company with respect to such Dividend and (ii) the amount of any cash received in lieu of such Dividend Payment Shares pursuant to the immediately preceding sentence (excluding any interest accrued thereon), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to deliver Dividend Payment Shares).

     E. Exercise of Stock Payment Option. In order for the Company to exercise the Stock Payment Option, it must deliver written notice thereof (a "Stock Payment Exercise Notice") to each Holder on or before the tenth (10th) Business Day prior to the Initial Conversion Date (as defined below) and prior to the first day of each calendar quarter thereafter specifying whether the Company intends to pay Dividends during such calendar quarter (or shorter period in the case of the notice delivered prior to the Initial Conversion Date) in Dividend Payment Shares or cash. Upon delivering a Stock Payment Exercise Notice to a Holder, the Company thereafter shall be irrevocably bound by its election made therein to deliver Dividend Payment Shares or cash, as the case may be, during the period to which such notice relates.

V.   PAYMENT UPON DISSOLUTION.

          (a) Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Company (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities (as defined below) unless, following the payment of preferential amounts on all Senior Securities (as defined below), each Holder shall have received the Liquidation Preference (as defined below) with respect to each Preferred Share then held by such Holder. In the event that upon the occurrence of a Liquidation Event, and following the payment of preferential amounts on all Senior Securities (as defined below), the assets available for distribution to the Holders and the holders of Pari Passu Securities (as defined below) are insufficient to pay the Liquidation Preference with respect to all of the outstanding Preferred Shares and the preferential amounts payable to such holders, the entire assets of the Company shall be distributed ratably among the Preferred Shares and the shares of Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares. If, after the payment of all preferential amounts to the holders of Senior Securities, the Holders and the holders of Pari Passu Securities, there are assets of the Company remaining, the holders of Junior Securities shall share in such assets ratably in accordance with the respective terms of such Junior Securities.

          (b) The "Liquidation Preference" with respect to a Preferred Share shall mean an amount equal to the Stated Value of such Preferred Share plus any accrued and unpaid Dividends thereon. "Junior Securities" shall mean the Common Stock and all other capital stock of the

Company that are not Pari Passu Securities or do not have a preference over the Preferred Stock in respect of dividends, redemption or distribution upon liquidation. "Senior Securities" shall mean any securities of the Company which by their terms have a preference over the Preferred Stock in respect of dividends, redemption or distribution upon liquidation. "Pari Passu Securities" shall mean any securities ranking pari passu with the Preferred Stock in respect of dividends, redemption and distribution upon liquidation.

VI.  OPTIONAL REDEMPTION BY THE COMPANY.

     A. Optional Redemption. The Company shall have the right, at any time commencing on the date which is thirty-six (36) months after the Issue Date (the "Initial Optional Redemption Date"), to redeem (an "Optional Redemption") all of the Preferred Shares then outstanding at the Optional Redemption Price (as defined herein); provided, however, that in order to effect an Optional Redemption, the Company shall have provided to each Holder thirty (30) Trading Days' prior written notice of the effective date of the Optional Redemption (the "Optional Redemption Date"). Nothing contained herein shall prevent a Holder from converting any or all of its Preferred Shares at any time or from time to time prior to the Optional Redemption Date.

     B. Optional Redemption Price. The "Optional Redemption Price" shall mean the Stated Value of the Preferred Shares being redeemed multiplied by (A) 103% if the Optional Redemption Date occurs during the twelve (12) month period beginning on the Initial Optional Redemption Date and (B) 100% if the Optional Redemption Date occurs after the last day of such twelve (12) month period.

     C. Payment of Optional Redemption Price. The Company shall pay the Optional Redemption Price to each Holder within five (5) business days of the Optional Redemption Date. If the Company fails to pay the Optional Redemption Price on or before such fifth business day, interest at an annual rate equal to the Default Interest Rate (calculated as of such fifth business day) shall accrue on such unpaid amount on a daily basis calculated from the Optional Redemption Date until the date on which such amount is paid in full.

VII. MANDATORY REDEMPTION BY THE HOLDER.

     A. Mandatory Redemption. Subject to the provisions of paragraph F below, in the event that a Mandatory Redemption Event (as defined herein) occurs, each Holder shall have the right, upon written notice to the Company, to have all or any portion of the Preferred Shares then held by such Holder redeemed by the Company (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein) in same day funds. Such notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date") and the number of Preferred Shares to be redeemed. The Optional Redemption Date and the Mandatory Redemption Date are sometimes each referred to herein as a "Redemption Date".

     B. Mandatory Redemption Price. The "Mandatory Redemption Price" shall be equal to the Stated Value of the Preferred Shares being redeemed multiplied by
(i) during the twelve-month
period following the Issue Date (the "Initial Redemption Period"), one hundred and nine percent (109%), (ii) during the twelve-month period following the end of the Initial Redemption Period, one hundred and six percent (106%), and (iii) thereafter, one hundred and three percent (103%).

     C.   Payment of Mandatory Redemption Price.

          The Company shall pay the Mandatory Redemption Price to each Holder who has requested a Mandatory Redemption within five (5) business days of the Mandatory Redemption Date. If the Company fails to pay the Mandatory Redemption Price to a Holder within five (5) business days of the Mandatory Redemption Date, such Holder shall be entitled to interest at an annual rate equal to the Default Interest Rate (calculated as of such 5th business day) from the Mandatory Redemption Date until the Mandatory Redemption Price has been paid in full.

     D. Mandatory Redemption Event. Each of the following events shall be deemed a "Mandatory Redemption Event":

          1.   the Company fails for any reason (including without limitation
(x) as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance, or (y) due to the listing requirements of any quotation system or exchange on which the Common Stock is quoted or listed with which the Company is unable to comply as a result of voluntary action undertaken by the Company or a failure by the Company to take action) to issue shares of Common Stock to a Holder and deliver certificates representing such shares to such Holder as and when required by the provisions hereof upon Conversion of any Preferred Shares, and such failure continues for twenty (20) Business Days;

          2. any material representation or warranty made by the Company in the Purchase Agreement, the Registration Rights Agreement, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby or thereby is inaccurate or misleading in any material respect as of the date such representation or warranty was made;

          3. if following the declaration of effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) and while the effectiveness of the Registration Statement is required to be maintained pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including without limitation, the issuance of a stop order) or is unavailable to the Holder for the sale of Conversion Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) Business Days, provided that the cause of such lapse or unavailability results from voluntary action undertaken by the Company or its failure to take action; and

          4. the Common Stock is not quoted on the Nasdaq National Market or listed on the New York Stock Exchange or American Stock Exchange due to any voluntary action or the failure to take action on the part of the Company.

     Notwithstanding the foregoing, to the extent that the Company uses its best efforts to take action to avoid a Mandatory Redemption Event and such action is unsuccessful, such failed attempt, in and of itself, will not be deemed to trigger a Mandatory Redemption Event.

     E. Failure to Pay Redemption Amounts. If the Company fails to pay the Mandatory Redemption Price within ten (10) business days of the payable date therefor, and has not exercised the Penalty Option (as defined below) in accordance with paragraph F below, then the Holder shall have the right at any time, so long as the Company remains in default, to require the Company, upon written notice, to immediately issue, in lieu of the Mandatory Redemption Price, the number of shares of Common Stock of the Company equal to the Mandatory Redemption Price divided by the Conversion Price in effect on such Conversion Date as is specified by the Holder in writing to the Company.

     F. Penalty Option. In the event that a Mandatory Redemption Event described in paragraph D.3 or D.4 above occurs and is continuing, the Company may, in lieu of redeeming Preferred Shares as provided herein, elect (i) to increase the rate at which Dividends will accrue on the Preferred Shares and be payable hereunder to fourteen percent (14)%, such increase to be effective as of the related Mandatory Redemption Date and (ii) to pay such Dividends in cash within five business days of the end of each calendar month in which such increased Dividends have accrued (the "Penalty Option"). Upon the termination of the applicable Mandatory Redemption Event, such increased Dividend rate and payment frequency will revert back to the Dividend rate and payment frequency otherwise provided in this Certificate. The Company shall give written notice to each Holder of its intention to exercise the Penalty Option within five (5) business days of receiving notice of a Mandatory Redemption from a Holder.

VIII.     MISCELLANEOUS.

     A. Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given by the Company or a Holder pursuant to the terms of this Certificate shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow), (ii) on the next business day after timely delivery to an overnight courier and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

          If to the Company:

          IGEN International, Inc.
          16020 Industrial Drive
          Gaithersburg, MD 20817
          Attn: Messrs. Samuel J. Wohlstadter
                George V. Migausky
                Dr. Richard J. Massey
          Fax:

          with a copy to:

          Wilmer, Cutler & Pickering
          2445 M Street, N.W.
          Washington, DC  20037
          Attn:  Stephen P. Doyle, Esq.
          Fax:  202-663-6363

and if to a Holder, at such address as such Holder shall have furnished the Company in writing.

     B. Transfer of Preferred Shares. A Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Purchase Agreement. From and after the date of such sale or transfer, the transferee hereof shall be deemed to be a Holder. Upon any such sale or transfer, the Company shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

     C. Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of such certificate if mutilated, the Company shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

     D. No Voting Rights. Except as provided by applicable law and paragraph G below, the Holders of the Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Company; provided that the Company shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

     E. Remedies, Characterization, Other Obligations, Breaches and Injunctive Relief. The remedies provided to a Holder in this Certificate shall be cumulative and in addition to all other remedies available to such Holder under this Certificate, at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate. The Company agrees with each Holder that there shall be no characterization concerning this instrument other than as specifically provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

     F. Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     G.   Protective Provisions.

          So long as Preferred Shares are outstanding, the Company shall not, without first obtaining the approval of the Holders of at least two-thirds (2/3) of the then outstanding Preferred Shares:

          1. alter or change (x) the rights, preferences or privileges of the Series B Preferred Stock or (y) any other capital stock of the Company so as to affect adversely the Series B Preferred Stock;

          2. create any new class or series of capital stock having a preference over or ranking pari passu with the Series B Preferred Stock as to redemption, the payment of dividends or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Company;

          3. increase the authorized number of shares of Series B Preferred Stock; or

          4. re-issue any shares of Series B Preferred Stock which have been converted in accordance with the terms hereof.

     In the event that Holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the Series B Preferred Stock, pursuant to the terms hereof, then the Company will deliver notice of such approved change, no later than the twentieth (20th) day prior to the effective date of such approved change, to the holders of the Series B Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right to convert their Preferred Shares at any time and from time to time following delivery of such notice. No such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Preferred Shares then outstanding.